Exhibit 99.1

BIONIK Laboratories Announces Fiscal 2020 Financial Results

TORONTO & BOSTON – June 30, 2020 - BIONIK Laboratories Corp. (OTCQB:BNKL) ("BIONIK"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced financial results for the fiscal year ended March 31, 2020.

Financial highlights for the fiscal year 2020 and recent weeks include:

•	Reported sales of $2,153,354 for the fiscal year ended March 31, 2020.

•	Increased sales of service contracts and warranties, which are building a deferred revenue base for consistent future service revenues, representing $616,063 for the fiscal year ended March 31, 2020, a $148,285 increase from fiscal year 2019.

•	Increased margin of 58.5% for the fiscal year ended March 31, 2020 compared to 49.8% for fiscal year 2019, primarily due to efficiencies in outsourced manufacturing.

•	Launched new offering of up to $7 million in convertible loans to be converted no later than March 31, 2021.

•	Raised $70,000 in convertible indebtedness in the new offering during fiscal year 2020 and approximately $1,502,569 has been committed or received subsequent to fiscal year-end.

•	Received a loan of $2,000,000 from a major shareholder with a maturity date of March 2022 or at the option of the loan holder can be converted in common stock of the Company.

•	Received a loan of $459,912 pursuant to the Paycheck Protection Program under the U.S. CARES Act. The Company intends to apply for forgiveness for all or a portion of the loans in accordance with applicable law.

Corporate highlights for the fiscal year ended March 31, 2020 and recent weeks include:

•	On June 25, 2020, launched InMotion Connect™, a cloud-based data analytics solution, which combines real-time robot data with deep expertise of BIONIK’s clinical specialists to partner with each clinic, promoting robot utilization, supporting clinician engagement, and enhancing patient care by providing contextual and relevant data to reach hospital clinicians and management teams when it matters the most.

•	Received regulatory approval in January 2020 from the South Korea Food and Drug Ministry for the Company's InMotion® ARM; days later the Company's exclusive distributor in South Korea reported its first sale of the InMotion® ARM to SeoSung Rehabilitation Hospital.

Management Commentary

Commenting on the 2020 fiscal year, Dr. Eric Dusseux, BIONIK’s Chief Executive Officer, said, “Over the past two years, BIONIK has reimagined its portfolio of products, software, and data-management solutions. In the last year, the launch of an improved Graphic User interface for our InMotion® products, and now the launch of InMotion ConnectTM in June 2020 improved greatly the interest in BIONIK’s suite of products but delayed some strategic account opportunities, given their decision cycles. Although BIONIK put in place a Business Continuity Plan to assure a minimal impact to our customers and our business partners, the COVID-19 pandemic impacted negatively the sales during our last quarter. BIONIK shipped several units during this quarter and donated one InMotion® robotic system to Einstein Healthcare Network’s MossRehab for use in its new pioneering COVID-19 rehab unit. Additionally, we successfully installed for one of our U.S. clients our recently launched cloud-based data solution platform InMotion ConnectTM, the single platform that can be accessed anywhere, anytime, and helps increase technology adoption due to convenience and ease-of-use for the clinician, hospital management and headquarter teams. This is a new step for BIONIK in providing powerful data solutions to improve neurological rehabilitation.”

BIONIK continues to expect to achieve the following milestones during fiscal year 2021:

•	Continue to expand sales channels in North America and abroad, integrating in our strategy the recent termination of the Company’s 3-year old cooperative joint venture and distribution and licencing arrangement in China.

•	Further develop InMotion Connect™ solutions to serve clinical rehabilitation providers.

•	Work with our commercial outsourced manufacturing partner to enhance effectiveness in order to support the expected increase in product demand and introduction of new products.

•	Increase sales of data solutions, service contracts and warranties.

Financial Results

Sales for the fiscal year ended March 31, 2020 were $2,153,354, compared with $3,246,038 for the fiscal year ended March 31, 2019. The decrease reflects the sale of 17 InMotion® robots for the fiscal year ended March 31, 2020 compared to 33 InMotion® robots during the fiscal year ended March 31, 2019. In addition, deferred revenue, comprised of training to be provided and extended warranties, increased to $616,063 at March 31, 2020 from $467,778 at March 31, 2019. Extended warranties and training are important and growing parts of the Company’s business.

Gross margin for the fiscal year ended March 31, 2020 was $1,259,980 or 58.5%, compared to $1,615,872 or 49.8%, for the fiscal year ended in March 31, 2019. The high gross margin percentages reported for the fiscal year are due to efficiencies in the Company’s outsourced manufacturing of its InMotion® robots.

The Company reported a comprehensive loss for the fiscal year ended March 31, 2020 of $(25,016,497), or a loss per share of $(5.61), compared with a comprehensive loss of $(10,556,601), or a loss per share of $(4.47), for the fiscal year ended March 31, 2019. The higher loss is principally due to impairment losses from a write-off of goodwill of $11,222,291 and technology and other assets of $2,700,540.

BIONIK had cash and cash equivalents of $2,269,747 as of March 31, 2020, compared with $446,779 as of March 31, 2019. The Company’s working capital surplus was $626,923 as of March 31, 2020, compared a surplus of $479,408 as of March 31, 2019.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and three products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of robotic rehabilitation products and other Company products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the impact on the Company’s business as a result of the Covid-19 pandemic, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matthew Bretzius
FischTank PR
matt@fischtankpr.com

BIONIK Laboratories Corp.
Consolidated Balance Sheets
(Amounts expressed in US Dollars)

	As at	As at
	March 31,2020 $	March 31, 2019 $
Assets
Current
Cash and cash equivalents	2,269,747	446,779
Accounts receivable, net of allowance for doubtful accounts of $167,500 (March 31, 2019 - $Nil)	846,964	1,523,193
Prepaid expenses and other receivables	1,632,555	1,355,032
Inventories	1,059,462	405,682
Due from related parties	17,840	18,585
Total Current Assets	5,826,568	3,749,271
Equipment	154,144	192,528
Technology and other assets	1,449,924	4,427,722
Goodwill	11,085,984	22,308,275
Total Assets	18,516,620	30,677,796

Liabilities and Shareholders' Equity
Current
Accounts Payable	857,093	1,148,852
Accrued liabilities	1,647,656	1,653,233
Demand Loans	2,078,833	-
Deferred revenue - Contract Liabilities	616,063	467,778
Total Current Liabilities	5,199,645	3,269,863

Shareholders' Equity
Preferred Stock, par value $0.001; Authorized 10,000,000 Special Voting Preferred Stock, par value
$0.001; Authorized; Issued and outstanding - 1 (March 31, 2019 – 1)	-	-
Common Shares, par value $0.001; Authorized - 500,000,000; Issued and outstanding 5,009,151 and 117,683 Exchangeable Shares (March 31, 2019 – 3,661,838 and 196,799 Exchangeable Shares)	5,126	3,858
Additional paid in capital	84,643,570	73,719,299
Deficit	(71,373,870)	(46,357,373)
Accumulated other comprehensive income	42,149	42,149
Total Shareholders' Equity	13,316,975	27,407,933
Total Liabilities and Shareholders' Equity	18,516,620	30,677,796

BIONIK Laboratories Corp.
Consolidated Statements of Operations and Comprehensive Loss

For the years ended March 31, 2020 and 2019
(Amounts expressed in U.S. Dollars)

	March 31, 2020 $	March 31, 2019 $
Sales	2,153,354	3,246,038
Cost of Sales	893,374	1,630,166
Gross Margin	1,259,980	1,615,872

Operating expenses
Sales and marketing	2,172,972	2,339,359
Research and development	3,889,461	3,174,892
General and administrative	4,199,400	3,893,393
Share-based compensation expense	1,781,612	1,347,399
Amortization	277,258	278,997
Depreciation	103,388	69,212
Total operating expenses	12,424,091	11,103,252

Other (income) expenses
Goodwill impairment	11,222,291	-
Technology and other assets impairment	2,700,540	-
Accretion expense	-	3,266,918
Fair Value Adjustment	-	(337,923)
Gain/Loss on mark to market re-evaluation	-	(2,048,697)
Other expense	181,914	262,596
Other income	(100,165)	(73,166)
Foreign exchange	(152,194)	(507)
Total other (income) expenses	13,852,386)	1,069,221
Net loss and comprehensive loss for the year	(25,016,497)	(10,556,601)

Loss per share - basic and diluted	(5.61)	(4.47)

Weighted average number of shares outstanding – basic and diluted	4,455,755	2,363,107

BIONIK Laboratories Corp.

Consolidated Statements of Changes in Shareholders' Equity

For the years ended March 31, 2020 and March 31, 2019

(Amounts expressed in U.S. Dollars)

					Additional
	Special Voting		Common Shares		Paid		Comprehensive
	Shares	Total	Amount	Shares	Amount	in Capital	Deficit	Income
		$		$	$	$	$	$
Balance, March 31, 2018	1	-	1,664,002	1,664	56,195,541	(35,776,340)	42,149	20,463,014
Conversion of Promissory notes	-	-	263,639	264	2,470,358	-	-	2,470,622
Conversion of Promissory notes - July 20, 2018	-	-	683,395	683	4,732,170	-	-	4,732,853
Conversion of Promissory notes - March 28, 2019	-	-	1,247,099	1,247	6,009,370	-	-	6,010,617
Stock option and warrant reclassification	-		-	-	1,173,534	-	-	1,173,534
Share compensation expense	-	-	-	-	1,347,399	-	-	1,347,399
Fair value of Anti-dilution feature	-	-	-	-	1,766,495	-	-	1,766,495
Loss on warrant down round feature	-	-	-	-	24,432	(24,432)	-	-
Net loss for the year	-	-	-	-	-	(10,556,601)	-	(10,556,601)
Adjustment due to 1:150 share consolidation round-up	-	-	502	-	-	-	-	-
Balance, March 31, 2019	1	-	3,858,637	3,858	73,719,299	(46,357,373)	42,149	27,407,933
Share compensation expense					1,781,612			1,781,612
Conversion of Promissory Notes			1,268,191	1,268	9,142,659			9.143,927
Net Loss for the Year Adjustment due to 1:50 share consolidation round-up			6			(25,016,497)		(25,016497)
Balance March 31, 2020	1		5,126,834	5,126	84,643,570	(71,373,870)	42,149	13,316,975

BIONIK Laboratories Corp.
Consolidated Statements of Cash Flows
For the years ended March 31, 2020 and 2019
(Amounts expressed in U.S. Dollars)

	March 31, 2020	March 31, 2019
	$	$
Operating activities
Net loss for the year	(25,016,497)	(10,556,601)
Adjustment for items not affecting cash
Depreciation	103,388	69,212
Amortization	277,258	278,997
Write-off of demonstration equipment	94,641	-
Goodwill impairment	11,222,291	-
Technology and other assets impairment	2,700,540	-
Interest expense	176,593	255,833
Share based compensation expense	1,781,612	1,347,399
Accretion expense	-	3,266,918
Fair Value Adjustment	-	(337,923)
Gain/Loss on mark to market re-evaluation	-	(2,048,697)
Allowance for doubtful accounts	167,500	(19,694)
	(8,492,674)	(7,744,556)
Changes in non-cash working capital items
Accounts receivable	508,729	(1,290,769)
Prepaid expenses and other receivables	(277,523)	(921,377)
Due from related parties	745	312
Inventories	(653,780)	(168,239)
Accounts payable	(291,759)	424,179
Accrued liabilities	(5,577)	122,928
Deferred revenue	148,285	345,111
Net cash (used in) operating activities	(9,063,554)	(9,232,411)
Investing activities
Acquisition of equipment	(159,645)	(101,779)
Net cash (used in) investing activities	(159,645)	(101,779)
Financing activities
Proceeds from convertible loans	2,070,000	-
Proceeds from convertible loans	9,000,000	9,326,633
Repayment of Demand notes principal	-	(50,000)
Repayment of Demand notes interest		(2,975)
Proceeds from short-term loan	500,000	-
Repayment of short-term loan	(523,833)	-
Net cash provided by financing activities	11,046,167	9,273,658
Net increase (decrease) in cash and cash equivalents for the year	1,822,968	(60,532)
Cash and cash equivalents, beginning of the year	446,779	507,311
Cash and cash equivalents, end of the year	2,269,747	446,779